UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

(Rule 14a-101)

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

TRC COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE AMENDED PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2017

The following information supplements and amends the proxy statement filed by TRC Companies, Inc. (the “Company”) on May 8, 2017 and mailed to stockholders on or around May 10, 2017 (the “Proxy Statement”), as supplemented and amended on May 25, 2017 (the “Amended Proxy Statement”), in connection with the solicitation of proxies for the special meeting of stockholders to be held on Thursday, June 8, 2017, at 2:00 p.m. Eastern time, at The Bostonian Boston Hotel, located at 26 North Boston Street, Boston, Massachusetts 02109. This supplement to the Amended Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission on May 31, 2017. Capitalized terms used in this Supplement but not defined herein have the meanings given to such terms in the Amended Proxy Statement.

THE AMENDED PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE AMENDED PROXY STATEMENT.

Explanatory Note

As disclosed in the Amended Proxy Statement, in connection with the Merger, Teresa Delarue, who allegedly holds 50 shares of the Company’s common stock, has filed a putative stockholder class action lawsuit, Delarue v. TRC Companies, Inc., et al., Civil Action No. 3:17-cv-00828, in the United States District Court for the District of Connecticut against the Company, Parent, Merger Sub, NMC, the Equity Investor, and each member of the Board. This Supplement discloses certain additional information in response to the complaint filed by Ms. Delarue in the lawsuit, although the Company believes that the Proxy Statement disclosed all material information and denies that any supplemental disclosure is necessary. The Company is disclosing this information solely in an effort to avoid the costs and burdens of litigation and without admitting any liability or wrongdoing. The remainder of the Amended Proxy Statement and the proxy card are unaffected by these changes.

The Merger

(1)                                 The 11th paragraph in the section titled “Background of the Merger” on page 33 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“During January 2017, 21 of the 22 potential financial buyers approached by Houlihan Lokey at the direction of the Board expressed interest in discussing a potential transaction and entered into non-disclosure and standstill agreements with the Company, which included customary standstill provisions. In 18 of those 21 agreements, the relevant potential buyer was prohibited from requesting that we amend or waive any such standstill provision (which is known as a “don’t ask, don’t waive” provision), while one of the agreements prevented the relevant potential buyer only from publicly making such a request. All 21 agreements allowed the relevant potential buyer to make a confidential proposal to the Board or to the Company following an announcement by the Company that it had entered into a definitive agreement relating to an acquisition transaction. 12 of those 21 agreements also provided that the standstill provisions themselves would terminate upon an announcement by the Company that it had entered into a definitive agreement relating to, or that the Board had approved, an acquisition transaction.

The 21 potential financial buyers who entered into such non-disclosure and standstill agreements with the Company were then provided with some introductory information regarding the Company, including an executive summary and certain “base case” and “acquisition case” financial projections that we developed based on our five-year strategic plan for fiscal years 2017-2021, and a variety of publicly available materials such as annual and quarterly SEC filings, investor presentations and analyst reports.”

(2)                                 The 12th paragraph in the section titled “Background of the Merger” on page 33 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“In early January, Bidder A entered into a non-disclosure and standstill agreement with us, which contained a “don’t ask, don’t waive” provision, but permitted Bidder A to make a confidential proposal to the Board or to the Company in connection with a potential acquisition at any time, and also provided that the standstill provisions would terminate upon an announcement by the Company that it had entered into a definitive agreement relating to, or that the Board had approved, an acquisition transaction. After entering into such Agreement, Bidder A was granted access to the virtual data room on January 11, 2017. Over the following weeks, representatives of Bidder A engaged in a review of information regarding the Company, including several in-person due diligence meetings with our representatives.”

(3)                                 The second paragraph in the subsection titled “Summary of Material Financial Analyses” in the section titled “Opinion of Houlihan Lokey” on page 44 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•  Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

•  Adjusted EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

•  Unlevered Free Cash Flows—generally, the amount of the relevant company’s earnings before interest and taxes for a specified time period, as adjusted for certain non-recurring items, (i) less taxes, capital expenditures and the change in net working capital and (ii) plus depreciation and amortization.”

(4)                                 The subsection titled “Discounted Cash Flow Analysis” in the section titled “Opinion of Houlihan Lokey” on page 46 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“Houlihan Lokey performed a discounted cash flow analysis of the Company using unlevered free cash flows derived from the Base Case Projections and an assumed tax rate of 40%, which was provided by the Company. Based on its experience and professional judgment, Houlihan Lokey applied a range of terminal value multiples of 8.5x to 9.5x to our projected Adjusted EBITDA for the fiscal year ending June 30, 2021 and discount rates ranging from 12.0% to 13.0% taking into account the Company’s weighted average cost of capital. The discounted cash flow analysis indicated an implied reference range per share of our common stock of $15.36 to $17.61, as compared to the Merger Consideration of $17.55 per share of our common stock in the Merger pursuant to the Merger Agreement.”

(5)                                 The third paragraph in the subsection titled “Other Matters” in the section titled “Opinion of Houlihan Lokey” on page 47 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to NMC, an affiliate of Parent, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with NMC (collectively with NMC, the ‘‘NMC Group’’), including, during the last two years, having provided financial opinions and valuation services to members of the NMC Group for which Houlihan Lokey received aggregate fees of approximately $1.6 million and representing a creditor group that included one or more members of the NMC Group, for which Houlihan Lokey received fees of approximately $1.1 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to us, Parent, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by NMC, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, us, Parent, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.”

(6)                                 The subsection titled “Base Case Projections” in the section titled “Selected Company Projections” on page 48 of the Proxy Statement is hereby deleted in its entirety and replaced with the following:

“Below is a summary of the Base Case Projections that we authorized Houlihan Lokey to use and rely upon for the purposes of advising the Board. The Base Case Projections reflect expected organic growth over the period set forth therein, the assumed completion of our then-pending acquisition of certain assets from Ameresco, Inc. and Applied Energy Group, Inc. and of our then-pending acquisition of Caltrop Corporation, and the assumed integration of those assets and businesses into our operations. The financial model underlying the Base Case Projections was distributed to potential buyers as part of the due diligence process, although the distributed financial model excluded expenses related to stock-based compensation and public company reporting when calculating Adjusted EBITDA.

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Net Service Revenue	$534.1	$600.0	$660.5	$715.2	$768.5
Growth %	14.8%	12.3%	10.1%	8.3%	7.5%
Exit Strategy Income	$1.4	$0.1	$0.1	$0.1	$0.1
Cost of Services	$(400.6)	$(445.5)	$(485.7)	$(522.9)	$(559.0)
Gross Profit	$134.9	$154.5	$175.0	$192.3	$209.6
Gross Profit Margin %	25.3%	25.8%	26.5%	26.9%	27.3%
EBITDA (1)	$52.7	$63.2	$72.6	$81.8	$90.9
EBITDA Margin % (1)	9.9%	10.5%	11.0%	11.4%	11.8%
Adjusted EBITDA (1)	$58.2	$63.2	$72.6	$81.8	$90.9
Adjusted EBITDA Margin % (1)	10.9%	10.5%	11.0%	11.4%	11.8%
Adjusted EBITDA Growth % (1)	30.5%	8.6%	14.9%	12.6%	11.1%
Adjusted EBIT (1)	$40.4	$43.7	$53.3	$62.7	$72.1
Adjusted EBIT Margin % (1)	7.6%	7.3%	8.1%	8.8%	9.4%
Capital Expenditures	$8.6	11.3	12.5	13.6	14.7
Change in Net Working Capital	$6.6	3.4	4.0	3.9	2.8

(1)                                 The above financial information presents projections of EBITDA, Adjusted EBITDA and Adjusted EBIT as well as margin and/or growth percentages related to EBITDA, Adjusted EBITDA and Adjusted EBIT, all of which are non-GAAP performance measures. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies. EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, and EBITDA margin percent is defined as EBITDA as a percentage of net service revenue. Adjusted EBITDA is defined as EBITDA as adjusted to exclude certain acquisition and integration costs and other transaction-related adjustments, and Adjusted EBITDA margin percent is defined as Adjusted EBITDA as a percentage of net service revenue; Adjusted EBITDA growth reflects the percentage growth in Adjusted EBITDA from the prior fiscal year. Adjusted EBIT is defined as earnings before interest expense and taxes, as adjusted to exclude certain acquisition and integration costs and other transaction-related adjustments, and Adjusted EBIT margin percent is defined as Adjusted EBIT as a percentage of net service revenue. The following is a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBIT to gross profit, and the corresponding percentages to comparable GAAP measures:

	Fiscal Year Ended June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit	$134.9	$154.5	$175.0	$192.3	$209.6
Total indirect expenses	$(82.4)	$(91.3)	$(102.3)	$(110.5)	$(118.7)
Total direct expenses	$0.2	$—	$—	$—	$—

EBITDA	$52.7	$63.2	$72.6	$81.8	$90.9
Acquisition and integration costs	$0.4	$—	$—	$—	$—
Other transaction-related adjustments (1)	$5.1	$—	$—	$—	$—

Adjusted EBITDA	$58.2	$63.2	$72.6	$81.8	$90.9
Depreciation and amortization	$(17.8)	$(19.5)	$(19.3)	$(19.1)	$(18.8)

Adjusted EBIT	$40.4	$43.7	$53.3	$62.7	$72.1

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit margin %	25.3%	25.8%	26.5%	26.9%	27.3%
Total indirect expenses margin %	(15.4)%	(15.2)%	(15.5)%	(15.5)%	(15.4)%
Total direct expenses margin %	—%	—%	—%	—%	—%

EBITDA margin %	9.9%	10.5%	11.0%	11.4%	11.8%
Acquisition and integration costs margin %	0.1%	—	—	—	—
Other transaction-related adjustments margin % (1)	1.0%	—	—	—	—

Adjusted EBITDA margin %	10.9%	10.5%	11.0%	11.4%	11.8%
Depreciation and amortization margin %	(3.3)%	(3.3)%	(2.9)%	(2.7)%	(2.4)%

Adjusted EBIT margin %	7.6%	7.3%	8.1%	8.7%	9.4%

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit growth %	70.98%	14.53%	13.27%	9.89%	9.00%

Total indirect expenses growth %	31.2%	10.8%	1.6%	2.7%	2.1%
Total direct expenses growth %	1507.81%	(5.4)%	—%	—%	—%

EBITDA growth %	1610.0%	19.9%	14.9%	12.6%	11.1%
Acquisition and integration costs growth %	(98.6)%	(1.6)%	—	—	—
Other transaction-related adjustments growth % (1)	(1480.9)%	(9.7)%	—	—	—

Adjusted EBITDA growth %	30.5%	8.6%	14.9%	12.6%	11.1%

(1)                                 With respect to each of the reconciliation tables above, reflects adjustments to show the effect of our acquisition of certain assets from Ameresco, Inc. and Applied Energy Group, Inc. and our acquisition of Caltrop Corporation as of the beginning of our 2017 fiscal year.”

Voting Information

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY ACTION. YOUR VOTE WILL BE TABULATED AT THE SPECIAL MEETING AS YOU HAVE INSTRUCTED. IF YOU HAVE NOT YET VOTED, THE BOARD ENCOURAGES YOU TO DO SO.

If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

•                  Via the Company’s Internet Voting Site at www.voteproxy.com. Follow the instructions for Internet voting printed on your proxy card.

•                  By Telephone. Call toll-free 1-800-776-9437. You can also vote by telephone by following the instructions provided on the Internet voting site or by following the instructions provided on your proxy card.

•                  By Mail. You can vote by completing, signing, dating and returning the proxy card in the postage-paid envelope enclosed with the Proxy Statement.

•                  In Person. You may attend the special meeting and cast your vote at the special meeting, provided that you comply with all admission procedures described in the Proxy Statement.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on June 7, 2017.

If you hold shares in street name, the intermediary through which you hold such shares has provided you with a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If you are a participant in the Company’s 401(k) plan, you may direct the voting of the number of shares of common stock allocated to your 401(k) plan account, which number is printed on the voting instruction form enclosed with the Proxy Statement, in accordance with the directions provided. If you do not provide voting instructions for plan shares on a matter, the 401(k) plan trustee will vote your shares on that matter in the same proportion to the voting instructions given by all other participants in the 401(k) plan. All votes by 401(k) plan participants must be received by 11:59 p.m., Eastern time, on June 5, 2017 (three business days prior to the special meeting).

If you own shares in your own name, you may change or revoke your vote revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•                  sending a written statement to that effect to the Company’s Corporate Secretary, which we must receive before the special meeting;

•                  submitting a properly signed proxy card or voting instruction form dated a later date;

•                  submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

•                  attending the special meeting in person and voting your shares.

If you hold shares in street name, you should follow the instructions on your voting instruction form or contact the intermediary for instructions on how to change your vote.

If you hold the Company’s common stock through the 401(k) plan, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•                  sending a written statement to that effect to the Company’s Corporate Secretary;

•                  submitting a properly signed proxy card or voting instruction form dated a later date; or

•                  submitting a later dated proxy or providing new voting instructions via the Internet or by telephone.

With respect to each of these revocation options for shares held through the 401(k) plan, the revocation must be received by 11:59 p.m., Eastern time, on June 5, 2017 (three business days prior to the special meeting).

Additional Information and Where to Find It

THE COMPANY’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE AMENDED PROXY STATEMENT, THIS SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. Investors and stockholders may obtain a free copy of the Amended Proxy Statement and other documents filed with the SEC (as they become available) from the SEC’s website at www.sec.gov or by accessing the Company’s website at www.trcsolutions.com.

Certain Information Concerning Participants

The Company, its directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Information about such persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed Merger, and any interest they have, or may have, therein, is set forth in the Amended Proxy Statement and in this Supplement. You can find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on October 18, 2016, and its Annual Report on Form 10-K for the year ended June 30, 2016, which was filed with the SEC on August 31, 2016. These documents may be obtained as indicated above.

Cautionary Statement Concerning Forward-Looking Information

Certain statements in this Supplement may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to the proposed Merger among Parent, Merger Sub and the Company, including statements regarding the benefits and the anticipated timing of the proposed transactions. Investors can generally identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. Investors should consider statements that contain these words carefully because they discuss the Company’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other “forward-looking” information. There may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, (i) the risk that the proposed transactions may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the Company’s stockholders, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transactions on the Company’s business relationships, operating results, and business generally, (v) risks that the proposed transactions disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, (vii) the outcome of legal proceedings that have been, and may in the future be, instituted against the Company, its officers or directors related to the Merger Agreement or the proposed transactions, (viii) the possibility that competing offers or acquisition proposals for the Company will be made, (ix) the ability of NMC to implement its plans, forecasts, and other expectations with respect to the Company’s business after the completion of the proposed transactions and realize additional opportunities for growth and innovation and (x) the risk that the Merger Agreement may be terminated in circumstances that would require us to pay Parent the termination fee under the Merger Agreement. In addition, please refer to the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this communication. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.